Exhibit 99.2

SCIENTIFIC DATA PRESENTED AT ASCO ANNUAL MEETING
EVALUATING ERBITUX TM (Cetuximab) IN COLORECTAL CANCER

NEW ORLEANS, June 6, 2004 – ImClone Systems Incorporated (Nasdaq: IMCL), Merck KGaA, Darmstadt, Germany (Frankfurt Stock Exchange: MRK), and Bristol-Myers Squibb Company (NYSE: BMY) today announced the results of four clinical studies of ERBITUX™ (Cetuximab) Injection, an IgG1 monoclonal antibody, in various lines of treatment, in combination with multiple chemotherapy agents, including irinotecan and oxaliplatin, and as a single agent in the treatment of Epidermal Growth Factor Receptor (EGFR)-expressing metastatic colorectal cancer (CRC).  These new data were presented at the American Society of Clinical Oncology (ASCO) 40th Annual Meeting.

Investigators who conducted the four studies of ERBITUX for metastatic CRC presented the following data:

Abstract #3510

Response rate and median overall survival results were presented from a Phase II study (IMCL-0144) of 346 patients with EGFR-expressing CRC that were refractory to chemotherapy with irinotecan and oxaliplatin.  Patients received standard doses of ERBITUX as monotherapy.  Data from an independent review demonstrated that 11.6 percent (95% CI: 8-17) of patients had a partial response, 31.8 percent experienced stable disease for at least six weeks, 46.8 percent had progressive disease, and 9.8 percent were not evaluable.  Median overall survival was 6.7 months (95% CI: 5.9-7.8).

The most common adverse events were acne-like skin rash (90%; grade 3/4, 6%) and fatigue/malaise (48%; grade 3/4, 10%).  One patient experienced a grade 3 infusion reaction requiring discontinuation of therapy.

Abstract #3513

A phase I/II trial (EMR-010) conducted by Merck KGaA was designed to determine a safe dose for the combination of ERBITUX and FOLFIRI (irinotecan/infusional 5-FU/folinic acid), or ERFLIRI, as first-line treatment in 52 patients with EGFR-expressing metastatic CRC.  Patients received ERBITUX plus high-dose FOLFIRI (n=42) or low-dose FOLFIRI (n=10).  Based on preliminary results, the safety profile of high-dose FOLFIRI was considered acceptable.

Of the 40 high-dose patients evaluable for efficacy, 43 percent (95% CI: 27-59) had a partial response, 45 percent (95% CI: 29-62) experienced stable disease and 12 percent (95% CI: 4-27) experienced progressive disease.  Five patients underwent secondary surgery of metastases.

Of the 42 patients in the high-dose group evaluable for safety, the most frequent grade 3/4 adverse events were leucopenia (17%), diarrhea (14%), vomiting (11%), rash (7%) and asthenia (7%).

Abstract #3512

A phase II study conducted by Merck KGaA (EMR-018) evaluated the effect on overall response of ERBITUX and FOLFOX-4 (oxaliplatin/5-FU/folinic acid), or ERFLOX, as first-line treatment in patients with EGFR-expressing metastatic CRC.  In a preliminary analysis of 42 evaluable patients, 5 percent (95% CI: 1-16) had complete response, 76 percent (95% CI: 61-88) had a partial response, 17 percent (95% CI: 7-32) experienced stable disease, and 2 percent (95% CI: 1-13) experienced progressive disease.

The major grade 3/4 toxicities in 43 patients evaluable for safety were diarrhea (26%), acne-like rash (21%) and neutropenia (14%).

Abstract #3531

In the preliminary safety analysis of 40 patients in a phase III trial (BMS-014 or EXPLORE), patients were randomized to either Arm A (ERBITUX and FOLFOX-4) or to Arm B (FOLFOX-4) as second-line therapy following progression on first line with irinotecan.  Only patients with metastatic EGFR-expressing colorectal cancer were eligible.  The study was designed to evaluate the effect of the addition of ERBITUX to standard FOLFOX chemotherapy on overall survival.

Of the 38 evaluable patients in the pooled population (Arm A + Arm B), the most frequent adverse events of any grade were neuropathy (68%), nausea (63%), asthenia (50%; grade 3, 5%), diarrhea (47%; grade 3, 5%), vomiting (34%; grade 3, 3%) and skin toxicity (42%; grade 3, 3%).  One patient discontinued therapy due to a serious nonfatal infusion reaction (grade 4).  Based on these data, the companies plan to continue enrollment in the trial, which will study the effect of the addition of ERBITUX to FOLFOX on survival in second-line CRC.

ERBITUXTM (Cetuximab) Approved Indication

ERBITUX is approved by the FDA for use in combination with irinotecan in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are refractory to irinotecan-based chemotherapy and for use as a single agent in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are intolerant to irinotecan-based chemotherapy.  The effectiveness of ERBITUX for the treatment of colorectal cancer is based on objective response rates.  Currently, no data are available that demonstrate an improvement in disease-related symptoms or increased survival with ERBITUX.

Outside the U.S., Merck KGaA, Darmstadt, Germany, gained approval for use of ERBITUX in combination with irinotecan in patients with EGFR-expressing metastatic colorectal cancer who have failed prior irinotecan therapy in Switzerland in December 2003, with EU approval expected in June 2004.

In May 2004, Merck KGaA also received approval for ERBITUX in Argentina and Mexico for use in combination with irinotecan or as a single agent in patients with EGFR-expressing metastatic colorectal cancer after failure of irinotecan-including cytotoxic therapy.

ERBITUX Important Safety Information

Severe infusion reactions, rarely fatal and characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, and hypotension, have occurred (3%) with the administration of ERBITUX.  Most reactions (90%) are associated with the first infusion of ERBITUX, despite the use of prophylactic antihistamines.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in less than 0.5% of patients receiving ERBITUX.

Dermatologic toxicities, including acneform rash (12% grade 3-4), skin drying and fissuring, and inflammatory or infectious sequelae (e.g. blepharitis, cheilitis, cellulitis, cyst) were reported.  Sun exposure may exacerbate these effects.

Other serious adverse events associated with ERBITUX in clinical trials were fever (5%), sepsis (3%), kidney failure (2%), pulmonary embolus (1%), dehydration (5% in patients receiving ERBITUX plus irinotecan, 2% receiving monotherapy) and diarrhea (6% in patients receiving ERBITUX plus irinotecan, 0% with monotherapy).

Additional common adverse events seen in patients receiving ERBITUX™ plus irinotecan (n=354) or ERBITUX monotherapy (n=279) were acneform rash (88%/90%), asthenia/malaise (73%/49%), diarrhea (72%/28%), nausea (55%/29%), abdominal pain (45%/25%), vomiting (41%/25%), fever (34%/33%) and constipation (30%/28%).

Full prescribing information is available upon request, or at www.ERBITUX.com.

Background Information

ERBITUX binds specifically to epidermal growth factor receptor (EGFR, HER1, c-ErbB-1) on both normal and tumor cells, and competitively inhibits the binding of epidermal growth factor (EGF) and other ligands, such as transforming growth factor-alpha.  The EGFR is constitutively expressed in many normal epithelial tissues, including the skin and hair follicle.  Over-expression of EGFR is also detected in many human cancers including those of the colon and rectum.

In the U.S., approximately 147,000 people will be diagnosed with cancer of the colon or rectum this year.  Half of these patients have metastatic disease, or cancer that has spread to other organs, at the time of diagnosis.  EGFR is expressed in up to 77 percent of colorectal cancer tumors.  Colorectal cancer is the second-leading cause of cancer death in the U.S.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

About Bristol-Myers Squibb

Bristol-Myers Squibb is dedicated to the discovery, development and exhaustive exploration of innovative cancer fighting therapies designed to extend and enhance the lives of patients living with cancer. More than 40 years ago, Bristol-Myers Squibb built a unified vision for the future of cancer treatment. With expertise, dedication and resolve, that vision led to the development of a diverse global portfolio of anti-cancer therapies that are an important cornerstone of care today. Hundreds of scientists at Bristol-Myers Squibb’s Pharmaceutical Research Institute are studying ways to improve current cancer treatments and identify better, more effective medicines for the future.

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding product development.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed.  Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2003 and in our Quarterly Reports on Form 10-Q.  Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Merck KGaA, Darmstadt, Germany

Merck KGaA, Darmstadt, Germany, is a global pharmaceutical and chemical company with sales of EUR 7.2 billion in 2003, a history that began in 1668, and a future shaped by 28,300 employees in 56 countries. Its success is characterized by innovations from entrepreneurial employees. Merck’s operating activities come under the umbrella of Merck KGaA, in which the Merck family holds a 74 percent interest and free shareholders own the remaining 26 percent. The former U.S. subsidiary, Merck & Co., has been completely independent of the Merck Group since 1917.

Merck KGaA, Darmstadt, Germany, licensed the right to market ERBITUX outside the U.S. and Canada from ImClone Systems Incorporated of New York in 1998.  In Japan, Merck KGaA has co-exclusive marketing rights with ImClone Systems.

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Note to editors:

Data from BMS-014 (Abstract 3531) were presented Saturday, June 5, 1:00 PM CDT during a general poster session on gastrointestinal (colorectal) cancer.

Data from EMR-010 (Abstract 3513), EMR-018 (Abstract 3512) and IMCL-0144 (Abstract 3510) were presented Sunday, June 6, 8:00 AM CDT during a poster discussion session on gastrointestinal (colorectal) cancer.

Media and Investor Contacts:

Andrea Rabney Corporate Communications ImClone Systems Incorporated Tel: (646) 638-5058 Andrea.Rabney@imclone.com	Tracy Furey Corporate Affairs Bristol-Myers Squibb Tel: (609) 252-3208 Tracy.Furey@bms.com	Susan Walser Investor Relations Bristol-Myers Squibb Tel: (212) 546-4631 Susan.walser@bms.com
or
David Pitts Corporate Communications ImClone Systems Incorporated Tel: (646) 638-5058 David.Pitts@imclone.com	Kathy Baum Corporate Affairs Bristol-Myers Squibb Tel: (609) 252-4227 Kathy.Baum@bms.com	John Elicker Investor Relations Bristol-Myers Squibb Tel: (212) 546-3775 john.elicker@bms.com
or
Stefania Bethlen Corporate Communications/IR ImClone Systems Incorporated Tel: (646) 638-5058 Stefania.Bethlen@imclone.com	Phyllis Carter Corporate Media Relations Merck KGaA Tel.: +49 6151 72 7144 Phyllis.Carter@merck.de